Exhibit 8.2

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074

TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

June 2, 2009

Cypress Sharpridge Investments, Inc.

65 East 55th Street

New York, New York 10022

Cypress Sharpridge Investments, Inc.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Cypress Sharpridge Investments, Inc. a Maryland corporation (the “Company”), in connection with the preparation of a Form S-11 registration statement (File No. 333-142236), filed with the Securities and Exchange Commission on April 19, 2007, as amended through the date hereof (the “Registration Statement”), with respect to the offer and sale (the “Offering”) of up to 9,775,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

The Company owns interests in residential mortgage-backed securities and subordinated tranches of asset-backed securities, including collateralized debt obligations. The Company also may invest in other types of investments either directly or through Sharpridge TRS, Inc., a Delaware corporation (“Sharpridge TRS”).

In giving this opinion letter, we have examined the following:

1.	the Company’s Articles of Amendment and Restatement;

2.	the Registration Statement and the prospectus (the “Prospectus”) filed as a part of the Registration Statement;

Cypress Sharpridge Investments, Inc.

June 2, 2009

3.	the TRS elections for Sharpridge TRS and CS Alternatives TRS, Inc. (dissolved on February 19, 2009); and

4.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	during its taxable year ending December 31, 2009, and future taxable years, the Company will operate in a manner that will make the representations contained in a certificate, dated the date hereof and executed by duly appointed officers of the Company (the “Officers’ Certificate”), true for such years;

3.	the Company will not make any amendments to its organizational documents or the organizational documents of Sharpridge TRS after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.	no action will be taken by the Company or Sharpridge TRS after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations and covenants contained in the Officers’ Certificate and the factual matters discussed in the Prospectus that relate to the Company’s status as a REIT. After reasonable inquiry, we are not aware of any facts that are inconsistent with the representations contained in the Officers’ Certificate. Furthermore, where the factual representations in the Officers’ Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.

Cypress Sharpridge Investments, Inc.

June 2, 2009

Based on the documents and assumptions set forth above, the representations and covenants set forth in the Officers’ Certificate, and the factual matters discussed in the Prospectus under the caption “Federal Income Tax Consequences of Our Qualification as a REIT” (which are incorporated herein by reference), we are of the opinion that:

(a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2006, December 31, 2007, and December 31, 2008, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2009 and thereafter; and

(b) the descriptions of the law and the legal conclusions contained in the Prospectus under the captions “Risk Factors-Tax Risks” and “Federal Income Tax Consequences of Our Qualification as a REIT” are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Common Stock.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officers’ Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

We have not independently verified the facts, statements, representations and covenants set forth in the Officers’ Certificate, Prospectus, or in any other document.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of the Common Stock, and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Cypress Sharpridge Investments, Inc.

June 2, 2009

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Federal Income Tax Consequences of Our Status as a REIT” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP